Exhibit (a)(1)


                                BROADVISION, INC.
                                  585 BROADWAY
                             REDWOOD CITY, CA 94063
                                 (650) 261-5100



                                OFFER TO EXCHANGE
                               OUTSTANDING OPTIONS
                            TO PURCHASE COMMON STOCK
                                 APRIL 25, 2001

                                BROADVISION, INC.

                      OFFER TO EXCHANGE OUTSTANDING OPTIONS

             THE OFFER EXPIRES AT 12:00 P.M., PACIFIC DAYLIGHT TIME,
          ON MAY 25, 2001, UNLESS WE EXTEND THE OFFER (EXPIRATION DATE)

         We are offering our employees, except for our employees located in Sweden, and members of our Board of Directors the opportunity to exchange all outstanding options to purchase shares of our common stock that have an exercise price that is higher than the closing price of our common stock as reported on NASDAQ on the Expiration Date (Eligible Options) for replacement options to purchase shares of our common stock (Replacement Options). If you wish to accept this offer, you must exchange all of your options that were granted on or after six months prior to the Expiration Date. The Replacement Options will be granted on November 27, 2001, or a later date if the Offer is extended (Replacement Option Grant Date).

         We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange and in the related cover letter and attached Summary of Terms (which together, as they may be amended from time to time, constitute the Offer). This Offer is not conditioned upon a minimum number of Eligible Options being exchanged. This Offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

         ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

         Shares of our common stock are quoted on NASDAQ under the symbol "BVSN." On April 16, 2001, the closing price of our common stock as reported on NASDAQ was $3.80 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.

         You should direct questions about this Offer or requests for assistance in completing the related documentation to optionexchange@broadvision.com.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (SEC). NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    IMPORTANT

         Regardless of whether you accept or reject this Offer, YOU MUST COMPLETE THE ONLINE ELECTION FORM FOUND ON OUR INTERNAL WEBSITE CREATED FOR THIS OFFER (http://optionexchange.broadvision.com/home) AND SUBMIT IT IN ACCORDANCE WITH ITS INSTRUCTIONS BEFORE 5:00 P.M., PACIFIC DAYLIGHT TIME, ON MAY 25, 2001, or a later date if we extend the Offer. If you do not submit the online Election Form by May 25, 2001, or a later date if we extend the Offer, we will treat your failure to submit the online Election Form as a rejection of the Offer. You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept this Offer as they will be automatically cancelled if we accept your Eligible Options for exchange. However, you will be required to return your stock option agreements upon our request.

         WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTIONS. However, our Board of Directors believes that the Offer may create a better chance for some participants to obtain value from their options and our stock option program in the short term. The Board of Directors recognizes that the decision to accept the Offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer is limited to this document, the attached Summary of Terms and the Tender Offer Statement on Schedule TO.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY OF TERMS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS

       [the page numbers may change depending on the summary of terms and financial information]

                                                                                     Page
                                                                                     ----
SUMMARY OF TERMS................................................................       1

THE OFFER.......................................................................      12
1.       Number of Options; Expiration Date ....................................      12
2.       Purpose of the Offer ..................................................      13
3.       Procedures ............................................................      14
4.       Change in Election ....................................................      15
5.       Acceptance of Eligible Options for Exchange and
         Cancellation and Issuance of Replacement Options ......................      16
6.       Conditions of the Offer ...............................................      16
7.       Price Range of Common Stock ...........................................      18
8.       Source and Amount of Consideration; Terms of Replacement Options ......      19
9.       Interests of Directors and Officers; Transactions and
         Arrangements Involving the Eligible Options............................      23
10.      Status of Eligible Options Acquired by Us in the Offer.................      24
11.      Legal Matters; Regulatory Approvals ...................................      25
12.      Material U.S. Federal Income Tax Consequences .........................      25
13.      Extension of the Offer; Termination; Amendment ........................      27
14.      Fees and Expenses......................................................      28
15.      Information About Us...................................................      28
16.      Additional Information ................................................      42
17.      Forward Looking Statements; Miscellaneous .............................      43

SCHEDULE A-Information about our Directors and Executive Officers ..............      44

                                SUMMARY OF TERMS

THE REFERENCES TO SECTION NUMBERS IN THESE QUESTIONS AND ANSWERS ARE TO SECTION NUMBERS IN THE OFFER TO EXCHANGE MATERIALS IMMEDIATELY FOLLOWING THESE QUESTIONS AND ANSWERS.

THE QUESTIONS AND ANSWERS ARE GROUPED UNDER THE FOLLOWING CATEGORIES:

         -      General Discussion of the Stock Option Exchange Program

         -      The Basics of the Stock Option Exchange Program

         -      Vesting, Exercise Price and Term of Replacement Options

         -      How the Option Cancellation and Exchange Works

         -      How the Offer Impacts Future Option Grants

         -      The Duration of this Offer

         -      Tax Status of Replacement Options; Tax Considerations

         -      How to Elect to Exchange Your Eligible Options

         -      Miscellaneous and More Information

GENERAL DISCUSSION OF THE STOCK OPTION EXCHANGE PROGRAM

Q1       WHAT IS THE STOCK OPTION EXCHANGE PROGRAM?

A1 Our Stock Option Exchange Program (that we also call the Offer) is a voluntary program permitting eligible employees and directors to cancel underwater stock options (Eligible Options) and exchange them for replacement options covering the same number of shares (Replacement Options). The Replacement Options will be granted on November 27, 2001, or a later date if we extend the Offer (Replacement Option Grant Date), and will have an exercise price determined when they are granted.

Q2       WHY ARE WE OFFERING THE STOCK OPTION EXCHANGE PROGRAM?

A2 We are offering the Stock Option Exchange Program because of the decline in the price of our common stock in recent months. We recognize that the exercise price of the majority of outstanding options to purchase our common stock are currently higher than the price of our common stock as reported on NASDAQ, which has reduced the potential value of your options and our stock option program to you. (See Section 2.)

         We designed our stock option program to be a valuable benefit to you and to reward you for your contributions to our long-term business success. Our stock option program allows you to buy a specific number of shares of our common stock at a set exercise price on a


                                       1.

         future date. The exercise price is the price per share of common stock equal to the fair market value of our common stock on the date that your stock option was granted and is contained in your option agreement. If the current fair market value of our common stock is greater than the exercise price of the shares of common stock in your option, you would have the opportunity to purchase common stock with a built-in gain at the time you exercise your option. The built-in gain would be equal to the difference in the value of the common stock on the day you exercise all or part of your options and the exercise price.

         We are offering you the opportunity to participate in our Stock Option Exchange Program. Your participation in this Offer is voluntary, and we will allow you to either keep your current Eligible Options at their current exercise price or cancel those Eligible Options in exchange for a Replacement Option for the same number of shares as your Eligible Options that you exchanged, which will be granted on the Replacement Option Grant Date. (See Section 1.)

Q3       WHAT IS AN UNDERWATER STOCK OPTION?

A3 An "underwater" stock option is an option with an exercise price that is higher than the current common stock price as reported, in the case of our common stock, on NASDAQ.

Q4       WHAT OPTIONS MAY I EXCHANGE AS PART OF THIS PROGRAM?

A4 We are offering to exchange all underwater stock options that are currently outstanding under our Equity Incentive Plan, our 2000 Non-Officer Equity Incentive Plan, our 1993 Interleaf Stock Option Plan and our 1994 Interleaf Employee Stock Option Plan (collectively, Option Plans) and outstanding underwater stock options granted outside of the Option Plans that are held by our employees or directors or by employees of one of our subsidiaries, with the exception of our employees in Sweden. (See Section 1.) Options granted under our Employee Stock Purchase Plan in connection with the listing and sale of shares of our common stock on the Neuer Markt section of the Frankfurt Stock Exchange are not subject to this Offer.

         With the exception of options granted to our employees in Sweden, any option with an exercise price per share greater than the closing price of our common stock on the expiration date of the Offer, which is expected to be May 25, 2001, or a later date if we extend the Offer (Expiration Date), as reported on NASDAQ, will be considered "underwater" for purposes of this program and will be eligible for exchange.

         If, on the Expiration Date, an option that an employee or director has elected to exchange has an exercise price per share LESS than the closing price of our common stock on NASDAQ on that day, that option is not an Eligible Option and any election you may have made to exchange that option will not be accepted by us. In addition, common stock acquired through our Employee Stock Purchase Plan is not eligible to participate in the Stock Option Exchange Program.


                                       2.

Q5       ARE THERE CONDITIONS TO THE OFFER?

A5 The Offer is subject to a number of conditions, including the conditions described in Section 6. However, the Offer is not conditioned on a minimum number of optionholders accepting the Offer or a minimum number of options being exchanged.

Q6 ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE REPLACEMENT OPTIONS?

A6 You must be one of our employees or a member of our Board of Directors or an employee of one of our subsidiaries on the Expiration Date, and you must remain continuously employed or continue to be a director through the Replacement Option Grant Date. (See Section 5.)

         If you are not an employee or a director on the Expiration Date, you will not be eligible to exchange any Eligible Options and any election you may have made will not be accepted by us. If your employment with us is terminated as part of our announced reduction in force, you will fall in this category.

         If you do not remain an employee or director through the Replacement Option Grant Date and your Eligible Options were cancelled under this Offer, you will not be granted Replacement Options and your cancelled options will not be reinstated.

THE BASICS OF THE STOCK OPTION EXCHANGE PROGRAM

Q1       HOW DOES THE OFFER WORK?

A1 On or before the Expiration Date, you may decide to exchange any one or all of your Eligible Options for Replacement Options, which will be granted on the Replacement Option Grant Date. Your Replacement Options will represent the same number of shares as each Eligible Option that you exchanged. The number of shares to be granted under your Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transaction that may occur between the Expiration Date and the Replacement Option Grant Date. Furthermore, if you elect to exchange any of your Eligible Options, all options granted during the six months prior to the Expiration Date will automatically be exchanged and Replacement Options will be granted for those Eligible Options. (See Section 1.)


Q2       WHAT IF MY ELIGIBLE OPTIONS ARE NOT CURRENTLY VESTED? CAN I EXCHANGE
         THEM?

A2 Yes. Your Eligible Options do not need to be vested in order for you to participate in the Offer.


                                       3.

Q3 IF I ELECT TO EXCHANGE MY ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

A3 If you have more than one Eligible Option, then you may exchange any or all of them. You cannot exchange part of any particular Eligible Option and keep the balance; you must exchange all unexercised shares that are subject to each particular Eligible Option. In all cases, if you exchange any of your Eligible Options, you must exchange all of your options granted six months before the Expiration Date.

Q4       WHEN WILL I RECEIVE MY REPLACEMENT OPTIONS?

A4 You will receive your Replacement Options on the Replacement Option Grant Date, which is expected to be November 27, 2001, or a later date if we extend the Offer. We expect to distribute the Replacement Option agreements within approximately six to eight weeks following the Replacement Option Grant Date. (See Section 5.)

Q5 WHY WON'T I RECEIVE MY REPLACEMENT OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

A5 In order to avoid very negative accounting consequences that can result from stock option exchanges, we cannot grant Replacement Options for at least six months and one day after the Expiration Date, which is expected to be May 25, 2001, or a later date if we extend the Offer. Therefore, you will not receive your Replacement Options until the Replacement Option Grant Date, which is expected to be November 27, 2001, or a later date if we extend the Offer. Any other options to be granted to you by us prior to the Replacement Option Grant Date will also be deferred until the Replacement Option Grant Date. (See Section 5.)

VESTING, EXERCISE PRICE AND TERM OF REPLACEMENT OPTIONS

Q1       HOW WILL MY REPLACEMENT OPTIONS VEST?

A1 Vesting for each Replacement Option will start on May 1, 2001. The vesting period will four years except that it will be two years for Replacement Options issued in exchange for Eligible Options granted as a referral bonus. Subject to a limited exception, the Replacement Options will vest on a monthly basis over the vesting period.

Q2       WHEN WILL MY REPLACEMENT OPTIONS BE FIRST VESTED?

A2 When you will be first vested in a Replacement Option depends on when you began working for us or one of our subsidiaries or become a member of our Board of Directors. Generally, options granted in connection with your becoming one of our employees "cliff vest" at the end of your first year of employment or service with us.

         EMPLOYEES HIRED BEFORE DECEMBER 2000: If your start date was before December 2000, you will have been one of our employees or directors for more than a year when the Replacement Options are granted. As a result, there is no cliff vesting. Assuming the Offer is not extended and we grant the Replacement Options on November 27, 2001, you will be six months vested in your Replacement Options when they are granted. The


                                       4.

         balance of the Replacement Options will vest monthly and will be fully vested on May 1, 2005.

         EMPLOYEES HIRED AFTER NOVEMBER 2000: If your start date was after November 2000, you will not have been one of our employees or directors for at least one year when the Replacement Options are granted and your Replacement Options will be subject to our cliff vesting rule. Assuming the Offer is not extended and we grant the Replacement Options on November 27, 2001, you will not be vested in the Replacement Options when they are granted. You will become cliff vested in the Replacement Options on the first day of the month in which the first anniversary of your date of hire occurs. The extent of vesting will be equal to the number of whole months between May 1, 2001 and that cliff vesting date. The balance of the Replacement Options will vest monthly and will be fully vested on May 1, 2005.

         REFERRAL BONUS OPTIONS: If you have received an option as a result of a referral bonus and elect to exchange it under this Offer, the Replacement Option will vest monthly over a two-year period, beginning on May 1, 2001 and will be fully vested on May 1, 2003.

Q3 WILL I HAVE TO WAIT LONGER TO SELL COMMON STOCK UNDER MY REPLACEMENT OPTIONS THAN I WOULD UNDER THE ELIGIBLE OPTIONS THAT I EXCHANGE?

A3 Possibly. See the information contained in the Q&A2 in this section as to when your Replacement Options vest. Additionally, employees who are subject to our window trading policy may have to wait longer to sell any portion of the shares of common stock subject to the Replacement Options.

Q4       WHAT IS THE EXERCISE PRICE FOR THE REPLACEMENT OPTIONS?

A4 The exercise price of your Replacement Options will be the fair market value of our common stock on the Replacement Option Grant Date, which is expected to be November 27, 2001, or a later date if we extend the Offer, which will be the closing price of our common stock as reported on NASDAQ on the day prior to the Replacement Option Grant Date. WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTIONS YOU EXCHANGED. Therefore, we recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Offer and exchange your Eligible Options. (See Section 8.)

Q5       HOW LONG IS THE OPTION TERM OF THE REPLACEMENT OPTIONS?

A5 All Replacement Options will have our standard option expiration term of ten years, except those held by employees in Switzerland and the Netherlands. The option expiration term in Switzerland and the Netherlands will have the standard expiration terms for options granted in those countries: 10.5 years for employees in Switzerland and 5.25 years for employees in the Netherlands. If your employment with us is terminated, the option expiration term will be shortened depending upon the cause of your termination. (See Section 8.)


                                       5.

Q6 WHAT IF MY EMPLOYMENT IS TERMINATED AFTER THE DATE THAT MY ELIGIBLE OPTIONS ARE CANCELLED?

A6 If your employment with us is terminated after your Eligible Options are cancelled and before the Replacement Option Grant Date, you will forfeit the Eligible Options you cancelled, and you will not receive any Replacement Options. (See Section 1.)

HOW THE OPTION CANCELLATION AND EXCHANGE WORKS

Q1 IF I EXCHANGE MY ELIGIBLE OPTIONS, HOW MANY SHARES WILL I RECEIVE UNDER MY REPLACEMENT OPTIONS?

A1 This is a share-for-share Stock Option Exchange Program, so for each share covered by the Eligible Options you exchange, you will receive one share under the Replacement Options. However, the number of shares covered by your Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transaction that may occur between the Expiration Date and the Replacement Option Grant Date. (See Section 1.)

Q2 I HAVE MORE THAN ONE ELIGIBLE OPTION. DO I HAVE TO EXCHANGE ALL OF THEM IN ORDER TO PARTICIPATE?

A2 No. You may exchange one or more of your Eligible Options or none at all. However, any options granted during the six months prior to the date your Eligible Options are cancelled will automatically be exchanged, and Replacement Options will be granted for them if you elect to exchange any other Eligible Option. If you choose not to exchange any of your Eligible Options, then no options will be exchanged. (See Section 1.)

Q3       CAN I EXCHANGE A PORTION OF AN UNEXERCISED ELIGIBLE OPTION?

A3 No. If you elect to exchange an Eligible Option, you must exchange all unexercised shares covered by that Eligible Option.

Q4 CAN I EXCHANGE THE REMAINING PORTION OF AN ELIGIBLE OPTION THAT I HAVE PARTIALLY EXERCISED?

A4 Yes. However, only unexercised shares covered by an Eligible Option may be exchanged if you elect to exchange a partially exercised Eligible Option. (See Section 1.)

Q5 IF I ELECT TO EXCHANGE ONE OR MORE OF MY ELIGIBLE OPTIONS AS PART OF THE OFFER, ARE ANY OTHER OPTIONS AFFECTED?

A5 Yes. If you participate in the Offer, all Eligible Options granted during the six months before the Expiration Date will automatically be exchanged and Replacement Options will be granted for them. (See
         Section 1.)

HOW THE OFFER IMPACTS FUTURE OPTION GRANTS

Q1 I'VE BEEN TOLD I WAS AWARDED A FOCAL OPTION. HOW DOES THE OFFER AFFECT MY FOCAL OPTIONS?


                                       6.

A1 If you elect to exchange your Eligible Options, we cannot grant you any additional options during the six months after the date your Eligible Options are cancelled.

         If you were awarded a Focal Option and if you elect to exchange your Eligible Options, the date of grant of your Focal Option will be delayed until the Replacement Option Grant Date, which is expected to be November 27, 2001, or a later date if we extend the Offer.

         If you do not elect to exchange any Eligible Options under this Offer and you are awarded a Focal Option, the date of grant of your Focal Option will be the Expiration Date, which is expected to be May 25, 2001, or a later date if we extend the Offer.

Q2       WHAT IS THE VESTING SCHEDULE FOR DEFERRED FOCAL OPTIONS?

A2 Focal Options - whether granted on the Expiration Date or deferred until the Replacement Option Grant Date -- will vest monthly over four years, beginning on May 1, 2001.

Q3       WHAT IF I'M TO BE GIVEN AN OPTION IN CONNECTION WITH A FUTURE
         PROMOTION?

A3 If your promotion occurs prior to the Replacement Option Grant Date and you elected to exchange any Eligible Options under this Offer, the promotional option will be deferred until the Replacement Option Grant Date.

THE DURATION OF THIS OFFER

Q1       HOW LONG WILL THIS OFFER REMAIN OPEN?

A1 Presently, the Offer is scheduled to remain open until 5:00 p.m., Pacific Daylight Time, on the Expiration Date, which is expected to be May 25, 2001, or a later date if we extend Offer. We have no plans to extend the Offer beyond May 25, 2001. However, if we do extend the Offer, you will be notified of the extension. If we extend the Offer, we will announce the extension no later than 12:00 p.m., Pacific Daylight Time, on May 25, 2001. (See Section 13.)

Q2 IF THE OFFER IS EXTENDED, HOW DOES THE EXTENSION IMPACT THE DATE ON WHICH MY REPLACEMENT OPTIONS WILL BE GRANTED?

A2 If we extend the Offer, the Replacement Option Grant Date will be extended to a day that is at least six months and two days after the extended Expiration Date.


                                       7.

TAX STATUS OF REPLACEMENT OPTIONS; TAX CONSIDERATIONS

         This section of the Questions and Answers relates only to persons subject to U.S. federal income taxes and does not cover any state, local or non-U.S. tax consequences.

Q1 WILL MY REPLACEMENT OPTIONS BE INCENTIVE STOCK OPTIONS OR NONQUALIFIED STOCK OPTIONS?

A1 If the Eligible Options that you elect to exchange were granted out of the Equity Incentive Plan, then the Replacement Options, to the extent permissible, will be granted out of the Equity Incentive Plan and, to the extent permissible, will be incentive stock options. If the Eligible Options that you elect to exchange were granted out of the 2000 Non-Officer Equity Incentive Plan, then the Replacement Options will be granted out of the 2000 Non-Officer Equity Incentive Plan and will be nonqualified stock options. If the Eligible Options that you elect to exchange were granted out of the 1993 Interleaf Stock Option Plan, the 1994 Interleaf Employee Stock Option Plan or as an option outside the Option Plans, then the Replacement Options will be granted out of the 2000 Non-Officer Equity Incentive Plan and will be nonqualified stock options, even if you exchanged incentive stock options. Factors that might limit our ability to classify the Replacement Options as incentive stock options include the tax laws that govern incentive stock options and the number of options reserved for issuance under the Equity Incentive Plan. Replacement Options that cannot be designated as incentive stock options will be nonqualified stock options. (See Section 8.)

Q2 IN THE U.S., WHAT IS THE DIFFERENCE IN TAX TREATMENT BETWEEN NONQUALIFIED STOCK OPTIONS AND INCENTIVE STOCK OPTIONS?

A2 When you exercise a nonqualified stock option, you will pay federal, state and local income taxes and FICA taxes on the difference between the exercise price of the nonqualified stock option and the fair market value of the common stock on the day of exercise. This amount will be reported as income on your W-2 for the year in which the exercise occurs. Withholding amounts must be collected when the exercise takes place. When you sell shares that you have acquired by exercising a nonstatutory stock option, any excess of the sale price over the exercise price of the option will be treated as long term capital gain or short term capital gain taxable to you at the time of sale, depending on whether you held the shares for more than one year.

         You generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of your shares, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. When you sell your shares that you have acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of your shares is a qualifying disposition if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised.


                                       8.

         If the disposition of your shares you received when you exercised incentive stock options is a qualifying disposition, any excess of the sale price over the exercise price of the option will be treated as long term capital gain taxable to you at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of your shares on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount you realize in excess of the ordinary income amount will be long term capital gain or short term capital gain, depending on whether or not you sold your shares more than one year after the option was exercised.

Q3       WILL I HAVE TO PAY TAXES IF I EXCHANGE MY ELIGIBLE OPTIONS IN THE
         OFFER?

A3 We do not believe there are any tax consequences as a result of your participation in the Offer. However, for personalized tax advice you should contact your own tax advisor. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance contribution consequences of this transaction under the laws of the country in which you live and/or work. (See Section 12.)

Q4       WHAT ARE THE TAX IMPLICATIONS FOR NOT PARTICIPATING IN THIS OFFER?

A4 You will not be subject to U.S. federal income tax if you do not elect to exchange your Eligible Options for Replacement Options. We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. However, the Internal Revenue Service may characterize our Offer to you as a modification of those Eligible Options that are incentive stock options, even if you decline the Offer. A successful assertion by the Internal Revenue Service that your Eligible Options have been modified could extend the Eligible Options' holding period to qualify for favorable tax treatment and cause a portion of your Eligible Options to be treated as nonqualified stock options. If you choose not to exchange your Eligible Options and you have been granted incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of those Eligible Options and the sale of the common stock that you will receive upon exercise. (Section 12.)

HOW TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS

Q1       WHAT DO I NEED TO DO TO EXCHANGE MY ELIGIBLE OPTIONS?

A1 To exchange your Eligible Options, you must complete and submit the online Election Form found on our internal website (http://optionexchange.broadvision.com/home) by 5:00 p.m., Pacific Daylight Time, on the Expiration Date, which is expected to be May 25, 2001, or a later date if we extend the Offer. We may reject any Eligible Options if we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the Eligible Options. (See Section 3.)


                                       9.

Q2       WHAT IS THE DEADLINE TO ELECT TO PARTICIPATE IN THE OFFER?

A2 You must submit your online Election Form by 5:00 p.m., Pacific Daylight Time, on the Expiration Date, which is expected to be May 25, 2001, or a later date if we extend the Offer. Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than 12:00 p.m., Pacific Daylight Time, on May 25, 2001.
         (See Sections 3 and 13.)

Q3       CAN I CHANGE MY ELECTION? HOW OFTEN?

A3 Yes. You can change your election at any time by revising and resubmitting your online Election Form prior to the deadline. There is no limit to the number of times you can change your election prior to the deadline. However, the last Election Form you submit prior to the deadline will be the election that governs your election.

Q4       WHAT WILL HAPPEN IF I DON'T TURN IN MY FORM BY THE DEADLINE?

A4       If you miss this deadline, you cannot participate in the Offer.

Q5       WHAT IF I DON'T ACCEPT THIS OFFER?

A5 This Offer is completely voluntary. You do not have to participate, and there are no penalties for the electing not to participate in this Offer. However, if you choose not to participate in this Offer and your Eligible Options are incentive stock options, the Offer may modify the status of your incentive stock options. Please see Q&A4 of the "Tax Status of Replacement Options; Tax Considerations" section for further discussion. (See Section 12.)

MISCELLANEOUS AND MORE INFORMATION

Q1 WHAT HAPPENS TO MY REPLACEMENT OPTIONS IF BROADVISION, INC. MERGES OR IS ACQUIRED PRIOR TO THE REPLACEMENT OPTION GRANT DATE?

A1 If we merge with or are acquired by another entity between the Expiration Date and Replacement Option Grant Date, then the resulting entity will be obligated to grant the Replacement Options under the same terms as provided in this Offer and the Focal Options, if any; however, the type of security and the number of shares covered by each Replacement Option and Focal Option, if any, would be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's common stock than the number of shares subject to the Eligible Options that you exchange or than the number you would have received pursuant to a Focal Option, if any, if no acquisition had occurred. (See Section 8.)

Q2       WHERE DO I GO IF I HAVE ADDITIONAL QUESTIONS ABOUT THIS OFFER?


                                      10.

A2 Please send your questions to optionexchange@broadvision.com. You can submit your questions through the http://optionexchange.broadvision.com website we created for this Offer. We will review these questions periodically throughout the exchange period and add the appropriate questions and answers to the Questions and Answers section of the internal website.


                                      11.

                                    THE OFFER

1.       NUMBER OF OPTIONS; EXPIRATION DATE.

         We are offering to exchange Replacement Options in exchange for Eligible Options held by our employees, except for our employees located in Sweden, and members of our Board of Directors. Eligible Options are all outstanding options that were granted under the Equity Incentive Plan, the 2000 Non-Officer Equity Incentive Plan, the 1993 Interleaf Stock Option Plan and the 1994 Interleaf Employee Stock Option Plan (together, the Option Plans), as well as options granted outside the Option Plans that have an exercise price higher than the closing price of our Common Stock as reported on NASDAQ on May 25, 2001, or a later date if we extend the Offer. As of April 16, 2001, there were 57,564,140 options (including options granted under the Option Plans and outside the Option Plans) outstanding.

         You may exchange one or more of your Eligible Options; but you may not exchange less than all shares subject to a particular Eligible Option. However, if you elect to exchange any Eligible Option, you MUST exchange all options granted on or after six months prior to the Expiration Date, which is expected to be May 25, 2001, unless we extend the Offer. Our Offer is subject to the terms and conditions described in this Offer and the attached Summary of Terms. We will only accept Eligible Options that are properly exchanged and not validly withdrawn in accordance with Section 5 of this Offer before the Offer expires on the Expiration Date.

         The Replacement Options will be granted on November 27, 2001, or a later date if the Offer is extended. Your Replacement Options will represent the same number of shares as each Eligible Option that you exchange. The number of shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date. IF, FOR ANY REASON, YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES OR ARE NO LONGER A MEMBER OF OUR BOARD OF DIRECTORS FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS THAT HAVE BEEN EXCHANGED. IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES OR YOUR SERVICE AS A MEMBER OF OUR BOARD OF DIRECTORS TERMINATED AFTER YOU TENDERED YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. IF THE OPTIONS THAT YOU TENDERED FOR EXCHANGE HAVE AN EXERCISE PRICE THAT IS LESS THAN THE FAIR MARKET VALUE OF OUR COMMON STOCK ON THE EXPIRATION DATE, THEY ARE NOT ELIGIBLE TO BE EXCHANGED IN THE OFFER. PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES. All Replacement Options, including options granted outside the Option Plans, will be issued under our Equity Incentive Plan and our 2000 Non-Officer Equity Incentive Plan pursuant to replacement option agreements between you and us. If you exchanged any Eligible Options under the Equity Incentive Plan, then your Replacement Options will be granted, to the extent permissible, out of the Equity Incentive Plan. If you exchanged any Eligible Options out of the 2000 Non-Officer Equity Incentive Plan, then your Replacement Options will be granted out of the 2000 Non-Officer Equity Incentive Plan. If you exchanged any Eligible Options that were granted from the 1993 Interleaf Stock Option Plan, the


                                      12.

1994 Interleaf Employee Stock Option Plan or options granted outside the Option Plans, then your Replacement Options will be granted out of the 2000 Non-Officer Equity Incentive Plan and will be nonqualified options.

         The term Expiration Date of this Offer means 5:00 p.m., Pacific Daylight Time, on May 25, 2001, unless we, in our discretion, extend the Offer. If we extend the Offer, the term Expiration Date will refer to the latest time and date at which the Offer expires. See Section 13 for a description of our rights to extend, delay, terminate and amend the Offer.

         We will publish a notice if we decide to take any of the following actions:

         - increase or decrease what we will give you in exchange for your Eligible Options;

         - increase or decrease the number of Eligible Options to be exchanged in the Offer; or

         -        extend or terminate the Offer.

         If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we also intend to extend the Offer for a period of ten business days after the date the notice is published.

         A business day means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2.       PURPOSE OF THE OFFER.

         Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this Offer, we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees.

         The Board of Directors has approved this Offer. WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTIONS. However, the Board of Directors believes that the Offer may create a better chance for some employees and directors to obtain value from your options and our stock option program in the short term. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial and/or tax situation.

         Subject to the foregoing and except for workforce reductions that we announced in a press release on April 2, 2001 and any future workforce reductions and except as otherwise disclosed in this Offer or in our filings with the Securities and Exchange Commission (SEC), we presently have no plans or proposals that relate to or would result in:

         (a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;


                                      13.

         (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

         (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

         (d) any change in our management, including a change to the material terms of employment of any executive officer;

         (e) any change in our present Board of Directors, including a change in the number or term of directors or to fill any existing Board of Director vacancies, except as disclosed in our Proxy Statement filed with the SEC on April 20, 2001;

         (f) any other material change in our corporate structure or business;

         (g) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

         (h) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

         (i)      the suspension of our obligation to file reports pursuant to
                  Section 15(d) of the Securities Exchange Act;

         (j) the acquisition by any person of any material amount of our securities or the disposition of any material amount of securities; or

         (k) any change in our Certificate of Incorporation or Bylaws, or any actions which may impede the acquisition of control of us by any person.

         Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your Eligible Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your Eligible Options.

3.       PROCEDURES.

         MAKING YOUR ELECTION. To make your election to accept or reject this Offer, you must make your election and submit the online Election Form before the Expiration Date. Your Election Form must be received by us no later than 5:00 p.m., Pacific Daylight Time, on the Expiration Date. The online Election Form is found on our internal website established for this Offer and is located at http://optionexchange.broadvision.com/home. The Election Form is submitted on that website. You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they will be automatically cancelled if we accept your Eligible Options for exchange. You will be required to return your stock option agreements upon our request.


                                      14.

         The delivery of the Election Forms and any other required documents are at the sole risk of the optionholder. Delivery will be deemed made only when actually received by us.

         DETERMINATION OF VALIDITY; REJECTION OF ELIGIBLE OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Notice of Change in Election Forms. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form or Notice of Change in Election Form, and no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms, Notice of Change in Election Forms or Eligible Options that are exchanged to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Options that are exchanged. Otherwise, we will accept properly and timely Eligible Options that are exchanged and are not validly withdrawn. We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form or Notice of Change in Election Form with respect to any particular Eligible Options or any particular optionholder. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the optionholder exchanging the Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Options, and no one will be liable for failing to give notice of any defects or irregularities.

         OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. If you elect to exchange your Eligible Options and you exchange your Eligible Options according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Options that are properly exchanged will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

         Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the Expiration Date of the Offer all properly Eligible Options that are exchanged and have not been validly withdrawn.

4.       CHANGE IN ELECTION.

         You may only change your election by following the procedures described in this Section 4. We will only accept your Notice of Change in Election Form if it is submitted via email.

         You may change your election at any time before 5:00 p.m., Pacific Daylight Time, on the Expiration Date.

         To change your election, you must re-submit the online Election Form located at http://optionexchange.broadvision.com before the Expiration Date. The last online Election Form submitted by you prior to the Expiration Date will be treated by us as your final election with respect to the Offer.


                                      15.

         The delivery of the Notice of Change in Election Forms and any other required documents are at the sole risk of the optionholder. Delivery will be deemed made only when actually received by us.

5. ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

         On the terms and subject to the conditions of this Offer and as promptly as practicable following the Expiration Date, we will timely accept the Eligible Options for exchange and cancel all Eligible Options properly exchanged and not validly withdrawn before the Expiration Date. The Replacement Options will be granted on November 27, 2001, or at a later date if the Offer is extended, with vesting of the Replacement Options beginning on May 1, 2001.

         Your Replacement Option will represent the same number of shares as each Eligible Option that you exchange. The number of shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date. Please see your personal option report that was sent to you at either your home address or your work address for a listing of all of your Eligible Options. If you are not employed by us or one of our subsidiaries or are a member of our Board of Directors on the Expiration Date, then you are not eligible to participate in this Offer. If you are an employee of ours or one of our subsidiaries or a member of our Board of Directors as of the Expiration Date but are not employed continuously by us or one of our subsidiaries or continue to be a member of our Board of Directors through the Replacement Option Grant Date, you will not be eligible to receive the Replacement Options.

         We will notify you on or prior to the Expiration Date if we reject your election to exchange your Eligible Options. If you are not notified of a rejection, you may assume that on the Expiration Date that your properly executed and delivered Election Form has been accepted. After the Expiration Date, we will mail to your home address or work address a letter confirming our acceptance of your Eligible Options, stating the number of Replacement Options that we will grant to you and stating the number of shares subject to a Focal Option that you will receive on the Replacement Option Grant Date.

6.       CONDITIONS OF THE OFFER.

         We will not be required to accept any Eligible Options that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case at any time on or before the Expiration Date, we determine that any event has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options that you elect to exchange, including, but not limited to, the following:

         - any action proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Eligible Options, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial


                                      16.

                  or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer; any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:

                  (a) make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relates to the Offer;

                  (b) delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Options;

                  (c) materially impair the benefits we believe we will receive from the Offer; or

                  (d) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

         -        there is:


                  (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

                  (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

         - another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

                  (a)      any person, entity or "group," within the meaning of
                           Section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a
                           Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

                  (b)      any such person, entity or group that has filed a
                           Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

                  (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or


                                      17.

         - any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

         The conditions to the Offer are for our benefit. We may assert them in our discretion before the Expiration Date and we may waive them at any time and from time to time, whether or not we waive any other condition to the Offer.

         Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this
Section 6 will be final and binding upon everyone.

7.       PRICE RANGE OF COMMON STOCK.

         The Eligible Options to be exchanged pursuant to this Offer are not publicly traded. However, upon exercise of an option that we granted, the optionholder becomes an owner of our common stock. Our common stock is quoted on NASDAQ under the symbol "BVSN." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported on NASDAQ.

                         Quarter ended                      High     Low
                         -------------                      ----     ---
        Fiscal Year 2001
           June 30, 2001 (through April 16, 2001) .......   $5.47    $2.50
           March 31, 2001................................  $17.19    $4.75
        Fiscal Year 2000
           December 31, 2000.............................  $36.19   $11.81
           September 30, 2000............................  $54.56   $25.69
           June 30, 2000.................................  $61.56   $26.88
           March 31, 2000................................  $90.67   $42.44
        Fiscal Year 1999
           December 31, 1999.............................  $59.67   $14.10
           September 30, 1999............................  $15.54    $6.82
           June 30, 1999.................................   $8.19    $4.35
           March 31, 1999................................   $8.04    $3.01

         As of April 16, 2001, the last reported sale price of our common stock, as reported by NASDAQ, was $3.80 per share.

         WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTIONS. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.


                                      18.

8.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

         CONSIDERATION. Your Replacement Options will represent the same number of shares as each Eligible Option that you exchange. The number of shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date.

         If we receive and accept the exchange of all outstanding options, we will grant Replacement Options to purchase a total of approximately 57,564,140 shares of our common stock. The common stock issuable upon exercise of the Replacement Options would equal approximately 21.1% of the total shares of our common stock outstanding as of April 16, 2001.

         MERGER OR ACQUISITION. If we merge with or are acquired by another entity between the Expiration Date and the Replacement Option Grant Date, then the resulting entity will be bound to grant the Replacement Options under the same terms as provided herein; however, the type of security and the number of shares covered by each Replacement Option would be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's stock than the number of shares subject to the Eligible Options that you exchange.

         TERMS OF REPLACEMENT OPTIONS. All Replacement Options will be issued under the Equity Incentive Plan or the 2000 Non-Officer Equity Incentive Plan. If the Eligible Options that you elect to exchange were granted out of the Equity Incentive Plan, then the Replacement Options, to the extent permissible, will be granted out of the Equity Incentive Plan, and to the extent permissible, will be incentive stock options. If the Eligible Options that you elect to exchange were granted out of the 2000 Non-Officer Equity Incentive Plan, then the Replacement Options will be granted out of the 2000 Non-Officer Equity Incentive Plan and will be nonqualified stock options. If the Eligible Options that you elect to exchange were granted out of the 1993 Interleaf Stock Option Plan or the 1994 Interleaf Employee Stock Option Plan or were options granted outside the Option Plans, then the Replacement Options will be granted out of the 2000 Non-Officer Equity Incentive Plan and will be nonqualified stock options. A replacement option agreement will be executed between each optionholder who accepts the Offer and us.

         The issuance of Replacement Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of options or benefits in lieu of options.

         The following description of the Equity Incentive Plan, the 2000 Non-Officer Equity Incentive Plan and the replacement option agreements is a summary, and is not complete. A Replacement Option will be subject to the terms and conditions of either the Equity Incentive Plan or the 2000 Non-Officer Equity Incentive Plan from which it is granted and the replacement option agreement. Additional information about the Equity Incentive Plan and the 2000 Non-Officer Equity Incentive Plan may be found in the S-8 Registration Statement and related Prospectus prepared in connection with the Equity Incentive Plan and the 2000 Non-Officer


                                      19.

Equity Incentive Plan. Please contact optionexchange@broadvision.com to request copies of the Equity Incentive Plan and the 2000 Non-Officer Equity Incentive Plan, related prospectuses and current forms of stock option agreements. Copies will be provided promptly and at our expense. The form of stock option agreements may be changed with the approval of our Board of Directors or our Compensation Committee prior to the Replacement Option Grant Date.

              GENERAL. The Equity Incentive Plan, as amended, was adopted in April 1996. The 2000 Non-Officer Equity Incentive Plan was adopted in February 2000. As of April 16, 2001, there were 52,678,122 shares of common stock reserved for issuance under the Equity Incentive Plan and the 2000 Non-Officer Equity Incentive Plan. Our Board of Directors will increase the number of shares reserved for issuance under the 2000 Non-Officer Equity Incentive Plan on or before the Replacement Option Grant Date to provide a sufficient number of shares for issuance under Replacement Options to be granted under that plan. The Equity Incentive Plan is the only one of our stock option plans that permits us to grant options intended to qualify as incentive options under the Internal Revenue Code. Only nonqualified stock options are granted under the 2000 Non-Officer Equity Incentive Plan. If you exchanged Eligible Options that were granted under the Equity Incentive Plan, the Replacement Options, to the extent permissible, will be granted out of the Equity Incentive Plan and will be incentive stock options, to the extent possible. Factors that might limit our ability to classify the Replacement Options as incentive stock options include the tax laws that govern incentive stock options and the number of shares reserved for issuance under the Equity Incentive Plan. If we are unable to designate all of the Replacement Options granted under the Equity Incentive Plan as incentive stock options, the remaining Replacement Options will be nonqualified stock options. However, if you exchanged Eligible Options that were granted out of the 2000 Non-Officer Equity Incentive Plan, the 1993 Interleaf Stock Option Plan or the 1994 Interleaf Employee Stock Option Plan or were options granted outside the Option Plans, then the Replacement Options will be granted out of the 2000 Non-Officer Equity Incentive Plan and will be nonqualified stock options.

              ADMINISTRATION. Our Board of Directors administers the Equity Incentive Plan and the 2000 Non-Officer Equity Incentive Plan, unless it has delegated administration to a committee. Our Board of Directors has the authority to construe, interpret and amend the Equity Incentive Plan and the 2000 Non-Officer Equity Incentive Plan.

              TERM. The term of each option granted under the Equity Incentive Plan and the 2000 Non-Officer Equity Incentive Plan is fixed by our Board of Directors at the time of grant. The Replacement Options to be granted under the Equity Incentive Plan and the 2000 Non-Officer Equity Incentive Plan, except those granted to employees in Switzerland and the Netherlands, will have a term that expires at 11:59 p.m., Pacific Daylight Time, on the day prior to the ten-year anniversary of the Replacement Option Grant Date. Replacement Options granted to employees in Switzerland and the Netherlands will have the standard terms for options granted in those countries: 10.5 years for employees in Switzerland and 5.25 years for employees in the Netherlands.

              TIME OF EXERCISE. Generally, you may exercise the vested portion of a Replacement Option at any time. However, if your employment with us or one of our subsidiaries terminates or if your service as a member of our Board of Directors terminates, the time in which you may exercise the vested portion of your Replacement Option will be shortened. If


                                      20.

     your employment or service with us or one of our subsidiaries terminates for any reason other than your death or permanent disability, you must exercise the vested portion of your Replacement Option within three months following your termination date. If your employment or service with us or one of our subsidiaries terminates as a result of your permanent disability, you must exercise the vested portion of your Replacement Option within 12 months following your termination date. If your employment or service with us or one of our subsidiaries terminates as a result of your death, your estate or beneficiaries must exercise the vested portion of your Replacement Option within 18 months following your termination date. Notwithstanding the foregoing, your replacement option agreement might provide for shorter or longer post termination exercise periods; you should check your replacement option agreement. However, under no circumstances may you exercise the Replacement Options after the expiration of the term of such option.

              EXERCISE PRICE. The Replacement Options will have an exercise price equal to: (a) for employees in the United States or members of our Board of Directors, the closing price of our common stock as reported on NASDAQ on the day prior to the Replacement Option Grant Date, or (b) if required by applicable law in countries outside the United States, an average of the closing prices of our common stock as reported on NASDAQ for a number of days (generally not exceeding 20) prior to the Replacement Option Grant Date. WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTIONS. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

              VESTING AND EXERCISE. Our Board of Directors has the authority to determine the time or times at which options granted under the Option Plans may be exercised. Our Board of Directors may also accelerate the exercisability of options. If you receive a Replacement Option and are continuously employed by us or one of our subsidiaries or are a member of our Board of Directors, your Replacement Option will vest as follows:

         - EMPLOYEES HIRED BEFORE DECEMBER 2000: If your start date was before December 2000, you will have been one of our employees for more than a year when the Replacement Options are granted. As a result, there is no cliff vesting. Assuming the Offer is not extended and we grant the Replacement Options on November 27, 2001, you will be six months vested in your Replacement Option when it is granted. The balance of the Replacement Option will vest monthly and will be fully vested on May 1, 2005.

         - EMPLOYEES HIRED AFTER NOVEMBER 2000: If your start date was after November 2000, you will not have been one of our employees for at least one year when the Replacement Options are granted and your Replacement Option will be subject to our cliff vesting rule. Assuming the Offer is not extended and we grant the Replacement Options on November 27, 2001, you will not be vested in the Replacement Option when it is granted. You will become cliff vested in the Replacement Option on the first day of the month in which the first anniversary of your date of hire occurs. The extent of vesting will be equal to the number of whole months between May 1, 2001 and that cliff vesting date. The balance of the Replacement Option will vest monthly and will be fully vested on May 1, 2005.


                                      21.

         - REFERRAL BONUS OPTIONS: If you have received an option as a result of a referral bonus and elect to exchange it under this Offer, the Replacement Option will vest monthly over a two-year period, beginning on May 1, 2001 and will be fully vested on May 1, 2003.

              TAX CONSEQUENCES. You should refer to Section 12 for a discussion of the U.S. federal income tax consequences of the Replacement Options and the Eligible Options, as well as the consequences of accepting or rejecting this Offer. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance contribution consequences of this transaction under the laws of the country in which you live and work.

              TERMINATION OF EMPLOYMENT. IF, FOR ANY REASON, YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES OR ARE NOT A MEMBER OF OUR BOARD OF DIRECTORS FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS THAT HAVE BEEN EXCHANGED. IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES OR SERVICE AS A MEMBER OF OUR BOARD OF DIRECTORS TERMINATED AFTER YOU TENDERED YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES. This means that if you die or quit, with or without good reason, or we terminate your employment, with our without cause, prior to the Replacement Option Grant Date and after the Expiration Date, you will not receive anything for the Eligible Options that you exchanged and we canceled.

         REGISTRATION OF OPTION SHARES. All shares of Common Stock issuable upon exercise of options under the Option Plans, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act of 1933 on a Registration Statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of ours, you will be able to sell your Replacement Option shares free of any transfer restrictions under applicable securities laws.

         Our statements in this Offer concerning the Equity Incentive Plan and the 2000 Non-Officer Equity Incentive Plan and the Replacement Options are merely summaries and do not purport to be complete. These statements are subject to, and are qualified in their entirety by reference to, all provisions of the Equity Incentive Plan and the 2000 Non-Officer Equity Incentive Plan and the corresponding form of option agreement under each of the Equity Incentive Plan and the 2000 Non-Officer Equity Incentive Plan, each of which is filed as an exhibit to the Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. See Section 16 - "Additional Information" for a discussion on how to obtain copies of the Equity Incentive Plan and the 2000 Non-Officer Equity Incentive Plan and the corresponding form of option agreement.


                                      22.

9. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTIONS.

         A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of April 20, 2001, our executive officers and non-employee directors (11 persons) as a group held options outstanding under the Equity Incentive Plan and pursuant to individual stock option awards made outside the Option Plans to purchase a total of 14,647,335 shares of our Common Stock. This represented approximately 25.4%, of the shares subject to all options outstanding under the Option Plans and awards made outside of the Option Plans as of that date. All of these options held by executive officers and directors may be eligible to be exchanged in this Offer, depending on the price of our common stock on the Expiration Date. The following table sets for the beneficial ownership of each of our executive officers and directors of options outstanding as of April 16, 2001.

                                NUMBER OF OPTIONS TO      PERCENTAGE OF TOTAL ELIGIBLE
NAME OF BENEFICIAL OWNER       PURCHASE COMMON STOCK           OPTIONS OUTSTANDING
David L. Anderson                     178,125                          *

Randall C. Bolten                     301,157                          *

Pehong Chen                         9,000,000                        15.6%

Yogen K. Dalal                        450,000                          *

Todd A. Garrett                       480,000                          *

Chris M. Grejtak                      330,000                          *

Koh Boon Hwee                         450,000                          *

Klaus Luft                            240,000                          *

Nancy Mills-Turner                    920,000                         1.6%

Carl Pascarella                        75,000                          *

James L. Thanos                     2,223,053                         3.9%

* Less than one percent (1%).

         During the past 60 days, we have granted options to purchase 1,763,500 shares of our common stock with exercise prices per share of $2.9688. Of the options granted during this period, none were granted to the executive officers and directors listed above.. During the past 60 days, individuals have exercised options to acquire 594,835 shares of our common stock with exercise prices per share ranging from $0.0067 to $6.1934.


                                      23.

         Except for the foregoing, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, engaged in transactions involving options to purchase our common stock or in transactions involving our common stock during the past 60 days. In addition, except as otherwise described above, neither we nor, to our knowledge, any of our executive officers or directors are a party to any agreement, arrangement or understanding with respect to any of our securities (including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

10.      STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THE OFFER.

         Many of our optionholders hold options with exercise prices significantly higher than the current market price of our Common Stock. We believe it is in our best interest to offer these optionholders an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by repricing existing options, which would enable optionholders to immediately receive replacement options with a lower exercise price. However, the repriced options would be subject to variable accounting, which would require us to record additional compensation expense each quarter until the repriced options were exercised, canceled or expired.

         We believe that we can accomplish our goals of providing optionholders with the benefit of choosing whether they want to receive options that over time may have greater potential to increase in value than the Eligible Options held by the optionholders, without incurring additional current or future compensation expense because:

         - we will not grant any Replacement Options until a day that is at least six months and one day after the date that we accept and cancel Eligible Options tendered for exchange;

         - the exercise price of the Replacement Options will equal the fair market value equal to the closing price of our Common Stock as reported on NASDAQ on the date prior to the Replacement Options Grant Date;

         - we will require any optionholder who tenders Eligible Options in the Offer to tender all Eligible Options that he or she received during the six months immediately prior to the Expiration Date; and

         - we will defer the grant of any other options to which an optionholder who tendered Eligible Options in the Offer may be entitled until the Replacement Option Grant Date.

         Eligible Options that have been granted under the Option Plans and that we acquire in connection with the Offer will be cancelled and the shares of common stock that may be purchased under those Eligible Options will be returned to the pool of shares available for grants of new awards or options under the Option Plans without further stockholder action, except as required by applicable law or NASDAQ rules or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed. Eligible Options that have


                                      24.

been granted outside the Option Plans and that we acquire in connection with the Offer will be cancelled.

11.      LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Options and to issue Replacement Options is subject to conditions, including the conditions described in Section 6.

12.      MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Options under the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of optionholders. In addition, this discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to an optionholder.

         If you exchange outstanding incentive or nonqualified stock options for Replacement Options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

         At the Replacement Option Grant Date, you will not be required to recognize additional income for federal income tax purposes. The grant of Replacement Options is not recognized as taxable income.

         FEDERAL INCOME TAX CONSEQUENCES OF INCENTIVE STOCK OPTIONS. You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for Replacement Options.

         If you exchange your incentive stock options and we accept your incentive stock options, any Replacement Options you are granted will qualify as incentive stock options to the extent permissible. However, if you exchange your incentive stock options that were granted under the 1993 Interleaf Stock Option Plan or 1994 Interleaf Employee Stock Option Plan, any Replacement Options you are granted will be granted out of the 2000 Non-Officer Equity Incentive Plan and will not qualify as incentive stock options. The exchange and cancellation of your incentive stock options will not give rise to any tax consequences. To the extent we are unable to grant all of your Replacement Options as incentive stock options, or to the extent the


                                      25.

Eligible Options you exchanged is a nonqualified stock option, you will be subject to different tax treatment than if you held incentive stock options.

         We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. However, if you choose not to accept this Offer, it is possible that the Internal Revenue Service would decide that the right to exchange your incentive stock options under this Offer is a "modification" of your incentive stock options. A successful assertion by the Internal Revenue Service that your incentive stock options are modified could extend the holding period of the incentive stock option to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

         Under current law, you should not have realized taxable income when the incentive stock options were granted to you under the Equity Incentive Plan. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the incentive stock option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the incentive stock option. Except in certain circumstances that are described in the Option Plans and in your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

         If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of the common stock is qualifying if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised.

         If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount in excess of the ordinary income amount will be long term capital gain or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

         If you pay the exercise price of an incentive stock option by returning shares of common stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the common stock returned to pay the exercise price will be treated as having a substituted tax basis for an equivalent number of shares of common stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The difference between the aggregate


                                      26.

exercise price and the aggregate fair market value of the common stock you receive when you exercised the option will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash. If you exercise your incentive stock options by surrendering incentive stock option shares for which the holding periods have not been met, such surrender is taxed as a disqualifying disposition.

         If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

         FEDERAL INCOME TAX CONSEQUENCES OF NONQUALIFIED STOCK OPTIONS. Under current law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

         If you exchange shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares exchanged, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

         The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

         We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the Offer.

13.      EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

         We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Options tendered for exchange by announcing the extension and giving oral or written notice of the extension to the optionholders.


                                      27.

         Prior to the Expiration Date, in order to terminate or amend the Offer, we may postpone accepting and canceling any Eligible Options if any of the conditions specified in Section 6 occur. In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the postponement to the optionholders. Our right to delay accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

         As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to optionholders or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in the Offer.

         We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, the amendment must be issued no later than 12:00 p.m., Pacific Daylight Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

         If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

         - increase or decrease what we will give you in exchange for your Eligible Options; or

         - increase or decrease the number of Eligible Options to be exchanged in the Offer.

         If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of ten business days after the date the notice is published.

14.      FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to exchange such Eligible Options pursuant to this Offer.

15.      INFORMATION ABOUT US.

         OVERVIEW

         We were incorporated in Delaware in 1993. Our principal executive offices are located at 585 Broadway, Redwood City, California 94063 and our telephone number is (650) 261-5100. Our web site is located at www.broadvision.com. The information on our web site is not a part of this Offer.


                                      28.

         The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 is incorporated by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 16 - "Additional Information."

         We develop and sell an integrated suite of packaged applications for conducting e-business interactions, transactions and services. Global enterprises and government entities use these applications to sell, buy, and exchange goods, services and information over the Web and on wireless devices. Our e-business application suite enables a corporation to establish and sustain high-yield relationships with customers, suppliers, partners, distributors, employees and other constituents of the extended enterprise.

         The BroadVision e-business application suite allows businesses to tailor Web and wireless content to the needs and interests of individual users by personalizing content and transactions on a real-time basis. These personalized self-service applications have demonstrated that they can enhance customer satisfaction and loyalty, increase business volume and brand awareness, reduce costs to service customers and execute transactions, and enhance employee productivity and retention.

         Our products enable companies to organize dynamic profiles of Web and wireless users from volunteered data and observed behavior, deliver highly specialized content in response to these profiles and securely execute transactions. Business managers are able to modify business rules and content in real time, offering a personalized experience to each visitor. Because of the open architecture of our applications, they are easily integrated with our customers' existing systems and easily expanded as our customers' needs and businesses grow.

         Supporting this application infrastructure are more than 190 partner firms around the world who are working to ensure our joint customers' success through complementary technology, applications, tools, and services offerings that extend and enhance customers' BroadVision implementations.

         We believe our products enhance our customers' revenue opportunities by enabling them to establish more effective and efficient "one-to-one" relationships with their customers and business partners. Web and wireless users are engaged by highly personalized real-time interactions, are able to transact business securely and are encouraged to remain online and make return visits. Our applications also improve the cost-effectiveness of one-to-one relationship management by enabling non-technical managers to modify business rules and content in real time and by helping to reduce costs of customer acquisition and retention, business development and technical support as well as employee workplace initiatives. In addition, the packaged solution nature of our products decreases our customers' time to deployment and allows them to easily manage and expand their Web and wireless application usage in a cost-effective manner.

         We sell our products and services worldwide through a direct sales force and a channel of independent distributors, value-added resellers, or VARs, and application service providers, or ASPs. In addition, our sales are promoted through independent professional consulting organizations, known as systems integrators, or consulting partners and through members of a global network of strategic business relationships with key industry platform and Web developer partners. We also engage in strategic business alliances to assist with the marketing, selling and


                                      29.

development of our customers' applications. We place a strategic emphasis on technology alliances to ensure that our products are based on industry standards and to position us to take advantage of current and emerging technologies. All of these independent entities are often referred to in this document as "partners." The benefits of this approach include enabling us to focus on our core competencies while reducing time to market and simplifying the task of designing and developing applications for us and our customers.

         RECENT DEVELOPMENTS

         On April 2, 2001, we announced that, based on preliminary estimates, we expect revenue for the quarter ended March 31, 2001 will be between $85 million and $90 million, and basic pro forma loss per share, pending review of non-recurring items, will be in the range of $0.14 to $0.16. We also announced the implementation of a number of initiatives to reduce operating expenses and that we anticipated that as a result of these initiatives we will record a one-time charge in the second quarter ending June 30, 2001. Finally, we announced that we had revised our previously released, unaudited financial results for the fourth quarter ended December 31, 2000 to include approximately $4 million of additional expenses.

         On April 20, 2001, we announced that several lawsuits had been filed against us and certain of our officers and directors. The plaintiffs seek to assert claims on behalf of a class of all persons who purchased our securities between January 26, 2001 and April 2, 2001, alleging violations of federal securities laws in connection with our reporting of financial results during such period.

         RISK FACTORS

         The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In that event, the trading price of our common stock could decline.

         RISKS RELATED TO OUR BUSINESS.

         Fluctuations in our quarterly operating results may cause our stock price to decline and make it difficult for us to forecast quarterly revenue and operating results.

         Our quarterly operating results have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. It is likely that our operating results in one or more future quarters may be below the expectations of securities analysts and investors. In that event, the trading price of our common stock almost certainly would decline.

         Factors that may affect our quarterly operating results include the following:

         - the timing of introductions or enhancements of our products and services or our competitors;

         -        timing of receipt and fulfillment of significant orders;


                                      30.

         -        market acceptance of new products;

         -        the mix of products sold by us;

         -        changes in our pricing policies or our competitors;

         -        changes in our sales incentive plans;

         -        the budgeting cycles of our customers;

         - customer order deferrals in anticipation of new products or enhancements by us or our competitors or because of macro-economic conditions

         - nonrenewal of our service agreements, which generally automatically renew for one-year terms unless earlier terminated by either party upon 90-days notice;

         -        product life cycles;

         -        changes in strategy;

         -        seasonal trends;

         - the mix of distribution channels through which our products are sold;

         -        the mix of international and domestic sales;

         -        the rate at which new sales people become productive; and

         - changes in the level of operating expenses to support projected growth.

         Due to these and other factors, it is difficult to accurately forecast our quarterly revenues and operating results. We believe that period-to-period comparisons of our operating results may not be meaningful and you should not rely upon them as any indication of our future performance.

         OUR FUTURE FINANCIAL PERFORMANCE IS LARGELY DEPENDENT ON THE SUCCESSFUL UPGRADING OF OUR CURRENT PRODUCTS AND INTRODUCTION OF NEW PRODUCTS.

         Our future financial performance will depend, in significant part, on the successful development and sale of new and enhanced versions of our BroadVision One-To-One application products and other new products. We may be unable to upgrade and continue to market the BroadVision One-To-One application products. We may be unable to successfully develop new products and new products may not achieve market acceptance.

         OUR SALES MAY BE SUBJECT TO MACRO-ECONOMIC CONDITIONS THAT COULD HAVE AN EFFECT ON THE WILLINGNESS OF OUR CUSTOMERS AND PROSPECTS TO MAKE LARGE CAPITAL SPENDING DECISIONS.

         The average size of transactions involving the licensing of our products is over $400,000 and has increased over the last few years. The current macro-economic forecast for the United


                                      31.

States and some other countries indicate an economic slowdown. Many customers and prospective customers have issued public announcements regarding workforce reductions and spending controls in response to this slowdown. Because of these corporate pronouncements and economic conditions, our customers and prospects may defer large capital spending decisions that, in turn, could result in shortfalls in our revenue and operating result expectations.

         OUR LENGTHY SALES AND PRODUCT IMPLEMENTATION CYCLES COULD CAUSE DELAYS IN REVENUE RECOGNITION AND MAKE IT DIFFICULT TO PREDICT OURS QUARTERLY RESULTS.

         Our sales and product implementation cycles are subject to delays over which we have little or no control. These delays can affect the timing of revenue recognition and make it difficult to predict our quarterly results. Licensing the BroadVision One-to-One application products is often an enterprise-wide decision by prospective customers. The importance of this decision requires that we engage in a lengthy sales cycle with prospective customers. During the sales process, we provide a significant level of education regarding the uses and benefits of our products. Once the decision has been made to implement our products, our customers or our BroadVision Global Services consultants then must commit significant resources over an extended period of time. Slowdowns in general economic conditions may result in decisions by customers to defer decisions to purchase our products. Delays in license transactions due to unusually lengthy sales cycles could cause our operating results to vary significantly from quarter to quarter.

         THE MARKET FOR OUR PRODUCTS AND SERVICES IS IN ITS EARLY STAGES OF DEVELOPMENT AND MAY FAIL TO MATURE INTO A SUSTAINABLE MARKET.

         Our products and services facilitate online commerce and communication over public and private networks. The market for these products and services is in its early stages of development and is rapidly evolving. A viable market may fail to emerge or be sustainable. We cannot predict the level of demand for and market acceptance of our products and services, especially because acquisition of our products and services requires a large capital or other significant resource commitment. If the market for our products and services does not continue to mature, we will be unable to execute successfully our business plan. Adoption of electronic commerce and knowledge management, particularly by those individuals and companies that have historically relied upon traditional means of commerce and communication, will require a broad acceptance of new and different methods of conducting business and exchanging information. Our future revenues and profits will substantially depend on the Internet being accepted and widely used for commerce and communication. If Internet commerce does not continue to grow or grows more slowly than expected, our future revenues and profits may not meet our expectations or those of analysts. In the emerging marketplace of Internet commerce, our products and services involve a new approach to the conduct of online business. As a result, intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of our products and services, thereby generating demand. Companies that have already invested substantial resources in other methods of conducting business may be reluctant to adopt a new approach that may replace, limit or compete with their existing systems. Similarly, purchasers with established patterns of commerce may be reluctant to alter those patterns or may otherwise resist providing the personal data necessary to support our consumer profiling capability. In addition, the security and privacy concerns of existing and potential online purchasers may inhibit the growth of online business generally and the market's acceptance of our products and



                                      32.
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services in particular. Accordingly, a viable market for our products and services may not emerge or be sustainable.

         OUR SUCCESS IS SUBSTANTIALLY DEPENDENT ON REVENUES FROM OUR BROADVISION ONE-TO-ONE ENTERPRISE PRODUCT SUITE AND RELATED SERVICES.

         To date, substantially all of our revenues have been attributable to license sales of the BroadVision One-To-One Enterprise product and related packaged application products and associated services. We currently expect these products and services to account for most of our future revenues. The inability of our customers to successfully develop and deploy an online marketplace using BroadVision One-To-One application products could damage our reputation and cause a loss of customers. In addition, factors negatively affecting the pricing of or demand for the BroadVision One-To-One application products, such as increased competition or rapid technological change, could cause our revenues to decline.

         WE HAVE SUBSTANTIALLY EXPANDED OUR BUSINESS AND OPERATIONS AND WILL NEED TO MANAGE AND SUPPORT THIS EXPANSION EFFECTIVELY IN ORDER FOR OUR BUSINESS PLAN TO SUCCEED.

         We have substantially expanded our business and operations since our inception in 1993; in particular, we grew from 652 employees at the end of 1999 to 2,412 employees at the end of 2000. If we are unable to support this growth effectively, we may have to divert additional resources away from executing our business plan and toward internal administration. Our past expansion has placed significant demands on our administrative, operational, financial and other resources. If our revenues do not increase in proportion to our operating expenses, our management systems do not expand to meet increasing demands or our management otherwise fails to support our expansion effectively, our business plan may not succeed.

         WE ARE DEPENDENT ON DIRECT SALES PERSONNEL AND THIRD-PARTY DISTRIBUTION CHANNELS TO ACHIEVE REVENUE GROWTH.

         To date, we have sold our products primarily through our direct sales force. Our ability to achieve significant revenue growth in the future largely will depend on our success in recruiting and training sufficient direct sales personnel and establishing and maintaining relationships with distributors, resellers and systems integrators. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective customers. New hires as well as employees of our distributors, resellers and systems integrators require training and take time to achieve full productivity. Our recent hires may not become as productive as necessary, and we may be unable to hire sufficient numbers of qualified individuals in the future. We have entered into strategic alliance agreements with partners, including Hewlett-Packard Company, under which partners have agreed to resell and support our current BroadVision One-to-One product suite. These contracts are generally terminable by either party upon 30 days' notice of an uncured material breach. Termination of the Hewlett-Packard or other similar alliances could harm our expected revenues. We may be unable to expand our other distribution channels, and any expansion may not result in revenue increases. If we fail to expand our direct sales force or other distribution channels, our revenues may not grow or they may decline.


                                      33.

         OUR CUSTOMERS MAY RELY ON THIRD-PARTY SYSTEMS INTEGRATORS FOR THE SUCCESS OF ONLINE MARKETPLACES.

         Our current and prospective customers may rely on third-party systems integrators to develop, deploy and manage online marketplaces. If we are unable to adequately train these systems integrators who, as a result, ineffectively assist customers with their online marketplaces, our reputation may be harmed and we may lose customers. In addition, if for any reason a large number of these integrators adopt a different product or technology instead of the BroadVision One-To-One application products, sales of these products may not grow or they may decline.

         WE ARE SUSCEPTIBLE TO NUMEROUS RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

         Our international activities expose us to numerous additional risks. In the year ended December 31, 2000, approximately 32% of our revenues were derived from sales outside of North America. We have twenty-six offices in Europe and Asia and two offices in Australia. A key component of our business strategy is to expand our international activities.

         As we continue to expand internationally, we will be increasingly subject to risks of doing business internationally, including:

         -        unexpected changes in regulatory requirements;

         - export controls relating to encryption technology and other export restrictions; tariffs and other trade barriers;

         -        difficulties in staffing and managing foreign operations;

         -        political and economic instability;

         -        fluctuations in currency exchange rates;

         - reduced protection for intellectual property rights in some countries;

         -        cultural barriers;

         - seasonal reductions in business activity during the summer months in Europe and certain other parts of the world; and

         -        potentially adverse tax consequences.

         Our international sales growth will be limited if we are unable to establish additional foreign operations, expand international sales channel management and support, hire additional personnel, customize products for local markets and develop relationships with international service providers, distributors and system integrators. Even if we are able to successfully expand our international operations, we may not succeed in maintaining or expanding international market demand for our products.


                                      34.

         OUR PRODUCTS ARE ESPECIALLY SUSCEPTIBLE TO PRODUCT DEFECTS BECAUSE THEY ARE COMPLEX.

         Sophisticated software products, like those sold by us, may contain undetected errors that will not become apparent until after the products are introduced or when the volume of provided services increases. It is possible that, despite testing by us and our prospective customers, errors will be found in our products. Product defects could result in all or any of the following consequences to our business:

         -        loss of revenues;

         -        delay in market acceptance;

         -        diversion of development resources;

         -        damage to our reputation; or

         -        increased service and warranty costs.

         Because a significant portion of our sales activity occurs at the end of each fiscal quarter, delays in a relatively small number of license transactions could adversely affect our operating results for the quarter.

         Like most software companies, a significant proportion of our sales are concentrated near the end of each fiscal quarter. Gross margins are high for our license transactions. Customers and prospective customers are aware of these facts and use these conditions in an attempt to obtain concessions. While we have consistently avoided making concessions that could result in lower margins, the tactic often results in delays in the closing of license transactions. Small delays in a relatively small number of license deals could have a significant impact on our reported operating results for that quarter.

         CURRENT AND POTENTIAL COMPETITORS COULD MAKE IT DIFFICULT FOR US TO ACQUIRE AND RETAIN CUSTOMERS NOW AND IN THE FUTURE.

         If we fail to compete successfully with current or future competitors, we may lose market share. The market for e-business solutions is rapidly evolving and intensely competitive. Our customers' requirements and the technology available to satisfy those requirements will continually change. We expect competition in this market to persist and increase in the future. Our primary competition currently includes:

         - in-house development efforts by prospective customers or partners;

         - other vendors of application software or application development platforms and tools directed at interactive commerce and financial services, such as Allaire, Ariba, Art Technology Group Inc., Blue Martini, CommerceOne, InterWorld Corporation, Open Market, Inc., Oracle, Plumtree, Siebel and Vignette Corporation;

         - Web content developers that develop custom software or integrate other application software into custom solutions;


                                      35.

         -        International Business Machines Corporation; and

         -        Microsoft Corporation.

         The principal competitive factors affecting the market for our products are:

         -        Depth and breadth of functionality offered;

         -        Ease of application development;

         -        Availability of knowledgeable developers;

         -        Time required for application development;

         -        Reliance on industry standards;

         -        Product reliability;

         -        Proven track record;

         -        Scalability;

         -        Maintainability;

         -        Personalization and other features;

         -        Product quality;

         -        Price; and

         -        Customer support.

         Compared to us, many of these and other current and future competitors have longer operating histories and significantly greater financial, technical, marketing and other resources. As a result, they may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Many of these companies also can use their greater name recognition and more extensive customer base to gain market share at our expense. Competitors may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to purchasers. Current and potential competitors may bundle their products to discourage users from purchasing our products. In addition, competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their products. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Competitive pressures may make it difficult for us to acquire and retain customers and may require us to reduce the price of our products. We may be unable to compete successfully with current or new competitors.


                                      36.

         OUR SUCCESS AND COMPETITIVE POSITION WILL DEPEND ON OUR ABILITY TO PROTECT OUR PROPRIETARY TECHNOLOGY.

         Our success and ability to compete are dependent to a significant degree on our proprietary technology. Although we hold a U.S. patent, issued in January 1998, on elements of the BroadVision One-To-One Enterprise product, this patent may not provide an adequate level of intellectual property protection. In addition, litigation like the lawsuit we filed against Art Technology Group, which was settled in February 2000, may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. We cannot guarantee that infringement or other claims will not be asserted or prosecuted against us in the future, whether resulting from our intellectual property or licenses from third parties. Claims or litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could harm our business.

         We also rely on copyright, trademark, service mark, trade secret laws and contractual restrictions to protect our proprietary rights in products and services. We have registered "BroadVision" and "BroadVision One-To-One" as trademarks in the United States and in other countries. It is possible that our competitors or other companies will adopt product names similar to these trademarks, impeding our ability to build brand identity and possibly confusing customers.

         As a matter of company policy, we enter into confidentiality and assignment agreements with our employees, consultants and vendors. We also control access to and distribution of our software, documents and other proprietary information. Notwithstanding these precautions, it may be possible for an unauthorized third party to copy or otherwise obtain and use our software or other proprietary information or to develop similar software independently. Policing unauthorized use of our products will be difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software and other transmitted data. The laws of other countries may afford us little or no effective protection of our intellectual property.

         A BREACH OF THE ENCRYPTION TECHNOLOGY THAT WE USE COULD EXPOSE THE COMPANY TO LIABILITY AND HARM OUR REPUTATION, CAUSING A LOSS OF CUSTOMERS.

         If any breach of the security technology embedded in our products were to occur, we would be exposed to liability and our reputation could be harmed, which could cause us to lose customers. A significant barrier to online commerce and communication is the secure exchange of valuable and confidential information over public networks. We rely on encryption and authentication technology, including public key cryptography technology licensed from RSA Security Inc., to provide the security and authentication necessary to effect the secure exchange of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could cause a breach of the RSA or other algorithms that we use to protect customer transaction data.


                                      37.

         WE COULD BE SUBJECT TO CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT, WHICH COULD DIVERT MANAGEMENT RESOURCES, CAUSE PRODUCT DELAYS OR REQUIRE THAT WE ENTER INTO LICENSING OR ROYALTY AGREEMENTS.

         Third parties may claim that we have infringed their patent, trademark, copyright or other proprietary rights. It is also possible that claims will be made for indemnification resulting from allegations of infringement. In addition, intellectual property infringement claims may be asserted against us as a result of the use by us, our customers or other third parties of our products for the transmission, dissemination or display of information on the Internet. Any claims, with or without merit, could be time consuming, costly, cause product shipment delays or require that we enter into royalty or licensing agreements. These licenses might not be available on reasonable terms, or at all.

         THE LOSS OR MALFUNCTION OF TECHNOLOGY LICENSED FROM THIRD PARTIES COULD DELAY THE INTRODUCTION OF OUR PRODUCTS AND SERVICES.

         We rely in part on technology that we license from third parties, including relational database management systems from Oracle, Sybase, and Informix object request broker software from IONA Technologies PLC, database access technology from Rogue Wave Software Inc. and other software. We integrate or sublicense this technology with internally developed software to perform key functions. For example, our products and services incorporate data encryption and authentication technology licensed from RSA. Third-party technology licenses might not continue to be available to us on commercially reasonable terms, or at all. Moreover, the licensed technology may contain defects that we cannot control. The loss of any of these technology licenses could cause delays in introducing our products or services until equivalent technology, if available, is identified, licensed and integrated. Delays in introducing our products and services could harm our business.

         OUR EXECUTIVE OFFICERS, KEY EMPLOYEES AND HIGHLY SKILLED TECHNICAL AND MANAGERIAL PERSONNEL ARE CRITICAL TO OUR BUSINESS, AND THEY MAY NOT REMAIN WITH US IN THE FUTURE.

         Our performance substantially depends on the performance of our executive officers and key employees. We also rely on our ability to retain and motivate qualified personnel, especially our management and highly skilled development teams. The loss of the services of any of our executive officers or key employees, particularly our founder and Chief Executive Officer, Dr. Pehong Chen, could cause us to incur increased operating expenses and divert senior management resources in searching for replacements. The loss of their services also could harm our reputation if our customers were to become concerned about our future operations. We do not carry "key person" life insurance policies on any of our employees. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for these personnel is intense, especially in the Internet industry. We have in the past experienced, and may continue to experience, difficulty in hiring and retaining sufficient numbers of highly skilled employees.


                                      38.

         IF WE ARE UNABLE TO MEET THE RAPID TECHNOLOGICAL CHANGES IN ONLINE COMMERCE AND COMMUNICATION, OUR PRODUCTS AND SERVICES MAY FAIL TO BE COMPETITIVE.

         Our products and services may fail to be competitive if we do not maintain or exceed the pace of technological developments in Internet commerce and communication. The information services, software and communications industries are characterized by rapid technological change, changes in customer requirements, frequent new product and service introductions and enhancements and evolving industry standards and practices. The introduction of products and services embodying new technologies and the emergence of new industry standards and practices can render existing products and services obsolete. Our future success will depend, in part, on our ability to:

         -        develop leading technologies;

         -        enhance our existing products and services;

         - develop new products and services that address the increasingly sophisticated and varied needs of our prospective customers; and

         - respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis.

         Internet commerce technology is complex and new products and enhancements can require long development periods. If we are unable to develop and introduce new products and services or enhancements in a timely manner in response to changing market conditions or customer requirements, or if new products and services do not achieve market acceptance, our business may fail to be competitive.

         LIMITATIONS ON THE ONLINE COLLECTION OF PROFILE INFORMATION COULD IMPAIR THE EFFECTIVENESS OF OUR PRODUCTS.

         Online users' resistance to providing personal data and laws and regulations prohibiting use of personal data gathered online without express consent or requiring businesses to notify their Web site visitors of the possible dissemination of their personal data could limit the effectiveness of our products.

         One of the principal features of the BroadVision One-To-One application products is the ability to develop and maintain profiles of online users to assist business managers in determining the nature of the content to be provided to these online users. Typically, profile information is captured when consumers, business customers and employees visit a Web site and volunteer information in response to survey questions concerning their backgrounds, interests and preferences. Profiles can be augmented over time through the subsequent collection of usage data.

         Although BroadVision One-To-One products are designed to enable the development of applications that permit Web site visitors to prevent the distribution of any of their personal data beyond that specific Web site, privacy concerns may nevertheless cause visitors to resist providing the personal data necessary to support this profiling capability. The mere perception by


                                      39.

prospective customers that substantial security and privacy concerns exist among online users, whether or not valid, may indirectly inhibit market acceptance of our products. In addition, new laws and regulations could heighten privacy concerns by requiring businesses to notify Web site users that the data captured from them while online may be used by marketing entities to direct product messages to them.

         We are subject to increasing regulation at the federal and state levels relating to online privacy and the use of personal user information. Several states have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. In addition, bills pending in Congress would extend online privacy protections to adults. Laws and regulations of this kind may include requirements that we establish procedures to disclose and notify users of privacy and security policies, obtain consent from users for collection and use of information, or provide users with the ability to access, correct and delete personal information stored by us. Even in the absence of those regulations, the Federal Trade Commission has settled several proceedings resulting in consent decrees in which Internet companies have been required to establish programs regarding the manner in which personal information is collected from users and provided to third parties. We could become a party to a similar enforcement proceeding. These regulatory and enforcement efforts could also harm our customers' ability to collect demographic and personal information from users, which could impair the effectiveness of our BroadVision One-to-One application products.

         NEW AND EXISTING LAWS COULD EITHER DIRECTLY RESTRICT OUR BUSINESS OR INDIRECTLY AFFECT OUR BUSINESS BY LIMITING THE GROWTH OF INTERNET COMMERCE.

         The adoption of any laws or regulations that restrict our methods of doing business or limit the growth of the Internet could decrease demand for our products and services and increase our cost of doing business. Today, there are relatively few laws specifically directed towards online services.

         However, due to the increasing popularity of the Internet generally and Internet commerce specifically, we expect that federal, state or foreign agencies will enact laws and regulations with respect to the Internet. These new laws and regulations would be likely to address issues like online user privacy, pricing, content and quality of products and services. If enacted, these laws and regulations could limit the market for our products and services.

         For example, because our products involve the solicitation of personal data regarding individual consumers, our business could be limited by laws regulating the solicitation, collection or processing of this data. The Telecommunications Act of 1996 prohibits the transmission of some types of information and content over the Internet. The prohibition's scope and the liability associated with a Telecommunications Act violation are currently unsettled. Legislation imposing potential liability upon us for information carried on or disseminated through our products would likely cause us to implement costly measures to reduce our exposure to this liability or to discontinue some of our services.

         Our business could be harmed by the expense involved in reacting to actual or potential liability associated with the Telecommunications Act or other Internet-related laws and regulations. In addition, the increased attention focused upon liability issues as a result of the


                                      40.

Telecommunications Act could limit the growth of Internet commerce, which could decrease demand for our products.

         The United States government regulates the export of technology, including encryption technology, which our products incorporate. Export regulations, either in their current form or as may be subsequently enacted, may limit our ability to distribute our software outside the United States. Any revocation or modification of our export authority or adoption of new laws or regulations relating to the export of software and encryption technology could limit our international operations. The unlawful export of our software could also harm our reputation. Although we take precautions against unlawful export of their software, the global nature of the Internet makes it difficult to effectively control the distribution of software.

         THE IMPOSITION OF SALES AND OTHER TAXES ON PRODUCTS SOLD BY OUR CUSTOMERS OVER THE INTERNET COULD HAVE A NEGATIVE EFFECT ON ONLINE COMMERCE AND, AS A RESULT, ON DEMAND FOR OUR PRODUCTS.

         The imposition of new sales or other taxes could limit the growth of Internet commerce generally and, as a result, the demand for our products. Recent federal legislation limits the imposition of state and local taxes on Internet-related sales. In 1998, Congress passed the Internet Tax Freedom Act, which places a three-year moratorium on state and local taxes on:

         - Internet access, unless the tax was already imposed prior to October 1, 1998; and

         -        discriminatory taxes on electronic commerce.

         There is a possibility that Congress may not renew this legislation in 2001. If Congress chooses not to renew this legislation, state and local governments would be free to impose taxes on electronically purchased goods.

         We believe that, in accordance with current industry practice, most companies that sell products over the Internet do not currently collect sales or other taxes on shipments of their products into states or foreign countries where they are not physically present. However, one or more states or foreign countries may seek to impose sales or other tax collection obligation on out-of-jurisdiction companies that engage in electronic commerce.

         A successful assertion by one or more states or foreign countries that companies engaged in electronic commerce should collect sales or other taxes on the sale of their products over the Internet, even though not physically present in the state or foreign country, could indirectly reduce demand for our products.

         OUR STOCK PRICE HAS BEEN AND IS LIKELY TO CONTINUE TO BE HIGHLY
VOLATILE.

         The trading price of our common stock has been and is likely to continue to be highly volatile. Our stock price is subject to wide fluctuations in response to a variety of factors, including:

         -        quarterly variations in operating results;

         -        announcements of technological innovations;


                                      41.

         - announcements of new software or services by us or our competitors;

         -        changes in financial estimates by securities analysts; or

         -        other events or factors that are beyond our control.

         In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many high technology companies. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies.

         Any negative change in the public's perception of the prospects of Internet or electronic commerce companies could depress our stock price regardless of our results. Other broad market fluctuations may decrease the trading price of our common stock. In the past, following declines in the market price of a company's securities, securities class action litigation has often been instituted against that company. Litigation could result in substantial costs and a diversion of management's attention and resources. On April 20, 2001, we announced that several lawsuits alleging violations of federal securities laws had been filed against us and certain of our officers and directors. There can be no assurance as to the outcome of the lawsuits.

16.      ADDITIONAL INFORMATION.

         With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your options.

         We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

         (a) our Annual Report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001;

         (b) our Proxy Statement for our 2001 Annual Meeting of Stockholders, filed with the SEC on April 20, 2001;

         (c) our Current Report on Form 8-K, filed with the SEC on April 20, 2001; and

         (c) the description of our Common Stock included in our Registration Statement on Form 8-A.

         The SEC file number for these filings is 000-28252. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:


                                      42.

450 Fifth Street, N.W.     7 World Trade Center         500 West Madison Street
Room 1024                  Suite 1300                   Suite 1400
Washington, D.C. 20549     New York, New York 10048     Chicago, Illinois 60661

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our common stock is quoted on the Nasdaq National Market under the symbol "BVSN," and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

         We will also provide without charge to each employee or member of our Board of Directors, upon their written or oral request, a copy of this Offer to Exchange or any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                                BroadVision, Inc.
                            Attn: Investor Relations
                                  585 Broadway
                             Redwood City, CA 94063

or by telephoning us at (650) 261-5100 between the hours of 9:00 a.m. and 5:00 p.m., Redwood City, California local time.

         As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document.

         The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you.

17.      FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

         This Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in Section 15 of this document. More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Annual Report on 10-K for the year ended December 31, 2000 and our proxy materials for the 2001 Annual Meeting of Stockholders.


                                      43.

         If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the optionholders residing in that jurisdiction.

         Our Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from us is limited to this document, the attached Summary of Terms and the Tender Offer Statement on Schedule TO.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY OF TERMS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

            BroadVision, Inc.                       April 25, 2001

                                   SCHEDULE A

                       INFORMATION ABOUT OUR DIRECTORS AND
                               EXECUTIVE OFFICERS

         Our directors and executive officers and their positions and offices as of April 16, 2001, are set forth in the following table:

        Name               Age                Position and Offices Held
        ----               ---                -------------------------
Pehong Chen                 43     Chief Executive Officer, President and Chairman of the Board
David L. Anderson           57     Director
Yogen K. Dalal              50     Director
Todd A. Garrett             59     Director
Koh Boon Hwee               50     Director
Klaus Luft                  59     Director
Carl Pascarella             58     Director
Randall C. Bolten           48     Chief Financial Officer and Executive Vice President,
Operations
Chris M. Grejtak            52     Executive Vice President, Worldwide Marketing and Business
                                   Development, and Chief Marketing Officer

Nancy Mills-Turner          48     Executive Vice President and General Manager, Worldwide
                                   Products Organization
James W. Thanos             52     Executive Vice President and General Manager, Worldwide Field
                                   Operations


                                      44.

         The address of each director and executive officer is: c\o BroadVision, Inc., 585 Broadway, Redwood City, CA 94063.

         Pehong Chen has served as our Chairman of the Board, Chief Executive Officer and President since our incorporation in May 1993. From 1992 to 1993, Dr. Chen served as the Vice President of Multimedia Technology at Sybase, a supplier of client-server software products. Dr. Chen founded and, from 1989 to 1992, served as President of Gain Technology, a provider of multimedia applications development systems, which was acquired by Sybase. Dr. Chen currently serves on the Board of Directors of SINA.com and Tumbleweed Communications Corp. He received a B.S. in Computer Science from National Taiwan University, an M.S. in Computer Science from Indiana University and a Ph.D. in Computer Science from the University of California at Berkeley.

         David L. Anderson has served as a director since November 1993. Since 1974, Mr. Anderson has been a managing director of Sutter Hill Ventures, a venture capital investment firm. Mr. Anderson currently serves on the Board of Directors of Dionex Corporation and Molecular Devices Corporation. He holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard University.

         Yogen K. Dalal has served as a director since November 1993. He joined Mayfield Fund, a venture capital firm, in September 1991 and has been a general partner of several venture capital funds affiliated with Mayfield since November 1992. Dr. Dalal holds a B.S. in Electrical Engineering from the India Institute of Technology, Bombay, and an M.S. and a Ph.D. in Electrical Engineering and Computer Science from Stanford University. Dr. Dalal sits on the boards of directors of Nuance Communications, Inc. and TIBCO Software, Inc.

         Todd A. Garrett has served as director since January 1999. Mr. Garrett is currently a private consultant. In 1999, Mr. Garrett retired from Procter & Gamble Company where he held various key executive positions within the company since joining it in 1985. These positions included: Vice President, Asia/Pacific; Vice President, U.S. Beauty Care; Group President, President of Worldwide Strategic Planning, Beauty Care Products and Senior Vice President. In October 1996, he was appointed to the post of Chief Information Officer. Mr. Garrett holds a B.A. from the University of Rochester and an M.B.A. from Xavier University.

         Koh Boon Hwee has served as a director since February 1996. Since 1991, Mr. Koh has been Executive Chairman of the Wuthelam Group of Companies, a diversified Singapore company with subsidiaries engaged in, among other things, real estate development, hotel management and high technology. Since 1992, he has also served as Chairman of the Board of Singapore Telecommunications, Ltd. Mr. Koh currently serves on the Board of Directors of QAD Inc. Mr. Koh holds a B.S. in Mechanical Engineering from the University of London and an M.B.A. from Harvard University.

         Klaus Luft has served as a director since February 2000. Mr. Luft is the founder, owner and President of MATCH (Market Access for Technology Services
GmbH), a private company in Munich, Germany that provides sales and marketing services to high technology companies. He is also the founder and Chairman of the supervisory board of Artedona AG, a privately held e-commerce company established in 1999 and headquartered in Munich. Since August 1990, Mr. Luft has served as Vice Chairman and International Advisor to Goldman Sachs Europe


                                      45.

Limited. He also serves on the Board of Directors of Dell Computer Corporation and Sagent Technology Inc. Mr. Luft is a member of the International Advisory Board of the Business School of International University of Germany. Mr. Luft received his German Arbitur in Bruchsal, Germany.

         Carl Pascarella has served as a director since September 1997. Since August 1993, Mr. Pascarella has been President and Chief Executive Officer of Visa USA. From January 1983 to August 1993, he was Assistant Chief General Manager of the Asia-Pacific region of Visa USA. Before joining Visa USA, Mr. Pascarella was Vice President of the International Division of Crocker National Bank. He also served as Vice President of Metropolitan Bank at BankersTrust Company. Mr. Pascarella holds a B.A. from the University of Buffalo and an M.B.A. from Harvard University.

         Randall C. Bolten has served as our Chief Financial Officer since September 1995 and as Chief Financial Officer and Executive Vice President, Operations from January 2000. From 1994 to 1995, Mr. Bolten served as a financial consultant to various entrepreneurial enterprises. From 1992 to 1994, Mr. Bolten served as Chief Financial Officer of BioCad Corporation, a supplier of drug discovery software products. From 1990 to 1992, Mr. Bolten served as Chief Financial Officer, Business Development Unit and then Vice President, Finance of Teknekron, a company engaged in the management of various high technology companies. He received an A.B. in Economics from Princeton University and an M.B.A. from Stanford University.

         Chris M. Grejtak joined us in January 2001 as our Executive Vice President, Worldwide Marketing and Business Development, and Chief Marketing Officer. From January 2000 to January 2001, he served as Chief Executive Officer of Viquity, Inc., a provider of hosted universal connectivity services for Internet-based integration of mission critical business systems. From December 1996 to January 2000, Mr. Grejtak was the Executive Vice President, Worldwide Marketing for Brio Technology, a provider of analytics software for enterprise infrastructure management. From December 1995 to December 1996, Mr. Grejtak was the Vice President of Marketing for Red Brick Systems, Inc., which developed database management system technology to support data warehouse and business intelligence applications. Mr. Grejtak received a B.A. in Sociology from Middlebury College.

         Nancy Mills-Turner joined us in September 1999 as our Vice President of Worldwide Professional Services. In January 2000, she was promoted to Executive Vice President and General Manager, Worldwide Professional Services, and in January 2001, she was named our Executive Vice President and General Manager, Worldwide Products Organization. Prior to joining us, Ms. Mills-Turner worked for Oracle managing the professional services groups including Consulting and Education. Before joining Oracle in 1995, Ms. Mills-Turner served as director of federal, state and local practice consultants at PricewaterhouseCoopers LLP. Prior to PricewaterhouseCoopers LLP, Ms. Mills-Turner was Vice President, Software at BIS Computer Solutions directing the activities of product development divisions specializing in commercial and criminal justice applications and implementations services. Ms. Mills-Turner received a B.A./B.S. in Business Administration and Biochemistry from Arizona State University and a Master's degree in Business Administration and Information Management Sciences from University of Southern California.


                                      46.

         James W. Thanos has served as our Vice President and General Manager, Americas since January 1998 and as our Executive Vice President and General Manager, Worldwide Field Operations, since January 2000. From January 1995 to January 1998, Mr. Thanos served as Vice President of North American Operations of Aurum Software, a sales force automation company. From May 1994 to January 1995, Mr. Thanos served as Vice President of Sales of Digital Equipment Corporation. From January 1993 to December 1994, Mr. Thanos served as Vice President of Sales of Harvest Software, an optical character recognition software company. From December 1988 to January 1993, Mr. Thanos served as Vice President of Sales Operations of Metaphor, a decision support software company. Mr. Thanos holds a B.A. in International Relations from Johns Hopkins University.


                                      47.